Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION FIRST QUARTER 2012 EARNINGS

INCREASE 15.3% OVER FIRST QUARTER 2011

Loan volume increases 5.3%, loan loss provision declines 15.8%

over same period last year

BILOXI, MS (April 25, 2012)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $505,000 for the first quarter of 2012, a 15.3% increase over the first quarter of 2011, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Loan volume increased 5.3% over the first quarter of 2011 to $428 million, compared to $407 million in the same period last year.

The provision for loan losses in the first quarter of 2012 declined 15.8% to $540,000, compared to $641,000 in the first quarter a year ago.

Earnings per weighted average share for first quarter of 2012 increased to $.10, compared to $.09 per average weighted share in the first quarter of 2011. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 for both three-month periods ended March 31, 2012 and 2011.

“We are encouraged by the steady, if slow, increase in loan demand,” said Swetman. “Other positive signs in our revenue for the first quarter of this year include a 4.7% increase in non-interest income, which helped offset the exact same percentage decrease in our net interest income,” he said.

“Unnaturally low interest rates continue to squeeze our margins, so our non-interest income assumes greater importance in our revenue stream until monetary policy at the federal level returns to historical norms, “ added Swetman.

During the first quarter of 2012, $1,838,000 in loans were transferred to other real estate. Other real estate with a carrying value of $266,000 was sold during the first quarter at a loss of $9,400, net of taxes. Approximately $3,850,000 in loans were placed on nonaccrual, which resulted in the Company charging off accrued interest of $72,000, net of taxes.

The bank’s primary capital ratio increased to 13.51% at the end of the first quarter of 2012, compared to 13.43% at the end of the same period in 2011.

Founded in 1896, with $900 million in assets as of March 31, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

EARNINGS SUMMARY

Three Months Ended March 31,	2012	2011
Net interest income	$5,589	$5,862
Provision for loan losses	540	641
Non-interest income	2,119	2,023
Non-interest expense	6,753	6,956
Income taxes	(90)	(150)
Net income	505	438
Earnings per share	.10	.09

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

Three Months Ended March 31,	2012	2011
Allowance for loan losses, beginning of period	$8,136	$6,650
Recoveries	57	114
Charge-offs	(685)	(300)
Provision for loan losses	540	641

Allowance for loan losses, end of period	$8,048	$7,105

PERFORMANCE RATIOS

March 31,	2012	2011
Return on average assets	.23%	.21%
Return on average equity	1.86%	1.72%
Net interest margin	3.04%	3.44%
Efficiency ratio	94%	96%

BALANCE SHEET SUMMARY

March 31,	2012	2011
Total assets	$900,007	$832,548
Loans	428,200	406,781
Securities	377,709	327,790
Other real estate (ORE)	7,725	6,937
Total deposits	503,758	535,446
Total federal funds purchased	178,595	145,061
Shareholders’ equity	108,099	102,519
Book value per share	21.04	19.96
Weighted average shares	5,136,918	5,136,918

PERIOD END DATA

March 31,	2012	2011
Allowance for loan losses as a percentage of loans	1.88%	1.75%
Loans past due 90 days and still accruing	1,025	2,863
Nonaccrual loans	56,906	13,491
Primary capital	13.51%	13.43%

Enclosure 1